Exhibit 5.1

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FIRM / AFFILIATE OFFICES
August 15, 2011 Energy Transfer Equity, L.P. 3738 Oak Lawn Avenue Dallas, TX 75219	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement No. 333-175461;

Issuance of common units representing limited partner interests

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of common units representing limited partner interests in the Partnership (the “Units”) pursuant to the terms and conditions of the Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011 (as amended from time to time, the “Merger Agreement”), by and among the Partnership, Sigma Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Partnership, and Southern Union Company, a Delaware corporation. The Units are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 11, 2011 (Registration No. 333-175461) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the issue of the Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the laws of the United States of America, the Constitution of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Units have been duly authorized by all necessary partnership action of the Partnership, and, upon issuance and delivery in the manner contemplated by the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

August 15, 2011

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP
LATHAM & WATKINS LLP